EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 1, 2006

Owens & Minor Reports Strong Revenue Growth and

Exceptional Operating Cash Flow of $135.4 Million for 2005

Richmond, VA….Owens & Minor (NYSE-OMI) reported revenue of $4.82 billion for the year ended December 31, 2005, up 6.6% compared to revenue of $4.53 billion in 2004. Earnings per diluted common share (EPS) for the year were $1.61, an increase of 5.2% compared to EPS of $1.53 for 2004. Net income for 2005 was $64.4 million, improved 6.5% from net income of $60.5 million last year. Earnings results include a fourth quarter $3.5 million pre-tax, software asset write-off, resulting from the company’s plan to take advantage of new technology, enabling it to migrate, rather than replace, key operating systems. The write-off reduced 2005 earnings by approximately $0.05 per diluted common share. By migrating these operating systems to a modern, web-based platform from a mainframe environment, Owens & Minor will avoid a costly enterprise resource planning (ERP) system replacement project and have a more flexible, cost effective platform designed to improve service to customers.

“Our financial performance in 2005 demonstrates that we are operating at a very efficient level,” said Craig R. Smith, president and chief executive officer of Owens & Minor. “We continue to report growing revenue, strong expense control, and exceptional cash flow, while maintaining our focus on customers. A deeper review of our performance demonstrates that we are successfully working our long-term strategy by developing new markets in healthcare, improving operational efficiency, and helping hospital customers improve the supply chain, while at the same time, supporting our teammates as they strive to be the best in the business.”

Other 2005 Results

Operating earnings for 2005 were 2.4% of revenue, unchanged from 2004, despite the impact of the software asset write-off in the fourth quarter and the effect of Gulf Coast hurricanes in the second half of the year. Gross margin for the year was 10.7% of revenue, improved from 10.2% in 2004. The improvement was driven by contributions from direct-to-consumer sales, MediChoice® private label products, and OMSolutionsSM, partially offset by lower contributions from alternate source purchasing. SG&A for the full year was 7.9%, compared to 7.5% last year. This increase was driven by expenses associated with the company’s direct-to-consumer effort, partially offset by improved productivity in the company’s core distribution business.

Fourth Quarter 2005 Results

Revenue for the fourth quarter ended December 31, 2005, was $1.22 billion, up 4.3% from $1.17 billion in the same period last year. The pace of revenue growth in the fourth quarter was affected by comparisons to a strong 2004 fourth quarter, the ongoing impact of hurricanes on Gulf Coast region customers, as well as slower than expected conversions of certain new customer accounts. EPS for the quarter was $0.39, unchanged from the fourth quarter of last year. Net income for the fourth quarter 2005 was $15.7 million, improved from net income of $15.4 million in the same period of 2004.

For the quarter, gross margin was 10.8% of revenue, improved from 10.3% in the same period last year. SG&A for the quarter was 7.8% of revenue, compared to 7.5% in the same period last year. Fourth quarter gross margin and SG&A results were driven by the same trends that affected total year results.

For the fourth quarter, operating earnings, which were negatively affected by the $3.5 million software asset write-off, were 2.3% of revenue, down slightly from last year’s 2.4% of revenue.

Asset Management

Cash flow from operations for the year was very strong at $135.4 million, as a result of continued strength in asset management in 2005. Days sales outstanding (DSO) as of December 31, 2005, were 26.3, compared to 26.5 days at December 31, 2004. Inventory turns were 10.0 for the fourth quarter of 2005, compared to turns of 9.6 for the fourth quarter of 2004.

2006 Outlook

For 2006, the company anticipates it will report revenue growth in the 6 to 8% range, and diluted EPS in a range of $1.75 to $1.80, with stronger comparative earnings after the first quarter. The company’s 2006 EPS guidance includes an estimated $0.05 impact resulting from the expensing of equity-based compensation associated with implementation of a new accounting standard. Owens & Minor’s 2006 EPS expectations also include the impact of an estimated $1.2 million of one-time, pre-tax expenses in the first quarter associated with the company’s relocation to its new headquarters.

2005 Highlights

Leadership Transitions

•	G. Gilmer Minor, III, continues to serve as chairman of the board of Owens & Minor, after retiring as chief executive officer

•	Craig R. Smith was appointed president and chief executive officer, effective July 1, 2005; elected to Owens & Minor board of directors in 2005

•	Eddie N. Moore, Jr., president of Virginia State University, elected to Owens & Minor board of directors in 2005

•	Richard W. Mears named senior vice president, chief information officer, for Owens & Minor, effective June 6, 2005, after serving more than 15 years with Perot Systems Corp.

Strategic Acquisitions in 2005

•	Owens & Minor successfully entered the direct-to-consumer, diabetes supply market in 2005 with acquisition of Access Diabetic Supply, LLC

•	Owens & Minor subsequently acquired the assets of Direct Diabetic Supplies, Inc., and certain assets of iCare Medical Supply, Inc., two additional, small companies in the diabetes supply market

•	Owens & Minor acquired the assets of Perigon, LLC, a small, healthcare supply-chain-solutions company, and incorporated Perigon’s innovative technology solutions into its WISDOM GoldSM technology and OMSolutionsSM offerings

•	Owens & Minor acquired Cyrus Medical Systems, Inc., a software company that successfully created and marketed a tissue implant tracking system, expanding the technology offerings of OMSolutionsSM

Significant Customer Agreements

•	In July 2005, Owens & Minor signed a three-year distribution agreement with Premier, Inc., a strategic alliance owned by more than 200 of the nation’s leading hospital and healthcare systems, representing more than 1,500 hospitals

•	Owens & Minor signed a five-year distribution agreement with Catholic Health Initiatives, effective July 1, 2005

•	Owens & Minor signed a MediChoice® agreement with MedAssets effective April 1, 2005, under which O&M began offering the MediChoice® private label line to MedAssets members

•	Owens & Minor was named a Prime Vendor for Medical & Surgical Supply Distribution Services for U.S. Defense Department Organizations Worldwide, effective October 2005

Significant Recognition

•	Owens & Minor won the prestigious 2005 Better Business Bureaus’ International Torch Award for Marketplace Ethics

•	Owens & Minor earned investment grade status from S&P during the third quarter of 2005, with a new corporate credit rating of ‘BBB-’

•	Owens & Minor received Premier’s “Annual Diversity Recognition Award” in honor of its efforts to support minority and women-owned businesses

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the ability to assimilate the operations of an acquired business into the company, the potential loss of key personnel, intense competitive pressures, such as pricing, within the healthcare industry, the success of direct marketing programs in attracting new customers, the ability to retain existing customers, changes in customer order patterns, changes in healthcare laws and regulations, changes in government, including Medicare, reimbursement guidelines and private insurer reimbursement amounts, the ability to maintain product suppliers, product price increases by suppliers and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

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Conference Call Details

Owens & Minor will conduct a conference call on Thursday, February 2, 2005 at 8:30am (Eastern Time) to discuss fourth quarter and year-end 2005 results. The telephone number for the Owens & Minor conference call is 800-901-5241, with a passcode of “Owens & Minor.” The call will also be available by replay for five days by calling 888-286-8010, with access code: #29735579. The call will also be available as a webcast for 21 days through www.owens-minor.com.

Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Director, Investor Communications 804-935-4291

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended December 31,
	2005	% of revenue	2004	% of revenue	% Fav(Unfav)
Revenue	$1,215,949	100.0%	$1,165,269	100.0%	4.3%
Cost of revenue	1,085,168	89.2	1,045,711	89.7	(3.8)

Gross margin	130,781	10.8	119,558	10.3	9.4
Selling, general and administrative expenses	95,086	7.8	87,955	7.5	(8.1)
Depreciation and amortization	5,428	0.4	3,687	0.3	(47.2)
Other operating income and expense, net	1,962	0.2	476	0.0	(312.2)

Operating earnings	28,305	2.3	27,440	2.4	3.2
Interest expense, net	2,661	0.2	2,883	0.2	7.7

Income before income taxes	25,644	2.1	24,557	2.1	4.4
Income tax provision	9,906	0.8	9,204	0.8	(7.6)

Net income	$15,738	1.3%	$15,353	1.3%	2.5%

Net income per common share - basic	$0.40		$0.39
Net income per common share - diluted	$0.39		$0.39

Weighted average shares - basic	39,654		39,195
Weighted average shares - diluted	40,117		39,800

	Year Ended December 31,
	2005	% of revenue	2004	% of revenue	% Fav(Unfav)
Revenue	$4,822,414	100.0%	$4,525,105	100.0%	6.6%
Cost of revenue	4,306,302	89.3	4,061,806	89.8	(6.0)

Gross margin	516,112	10.7	463,299	10.2	11.4
Selling, general and administrative expenses	380,506	7.9	340,985	7.5	(11.6)
Depreciation and amortization	19,252	0.4	14,884	0.3	(29.3)
Other operating income and expense, net	(1,078)	(0.0)	(2,699)	(0.1)	(60.1)

Operating earnings	117,432	2.4	110,129	2.4	6.6
Interest expense, net	11,858	0.2	12,258	0.3	3.3
Discount on accounts receivable securitization	—	—	261	0.0	100.0

Income before income taxes	105,574	2.2	97,610	2.2	8.2
Income tax provision	41,154	0.9	37,110	0.8	(10.9)

Net income	$64,420	1.3%	$60,500	1.3%	6.5%

Net income per common share - basic	$1.63		$1.55
Net income per common share - diluted	$1.61		$1.53

Weighted average shares - basic	39,520		39,039
Weighted average shares - diluted	40,056		39,668

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$71,897	$55,796
Accounts and notes receivable, net	353,102	344,642
Merchandise inventories	439,887	435,673
Other current assets	29,666	28,365

Total current assets	894,552	864,476
Property and equipment, net	51,942	27,153
Goodwill, net	242,620	200,467
Deferred income taxes	170	—
Other assets, net	50,566	39,737

Total assets	$1,239,850	$1,131,833

Current liabilities
Accounts payable	$387,833	$336,326
Accrued payroll and related liabilities	12,701	13,962
Deferred income taxes	30,441	33,581
Other accrued liabilities	57,893	46,662

Total current liabilities	488,868	430,531
Long-term debt	204,418	207,476
Deferred income taxes	—	451
Other liabilities	34,566	33,119

Total liabilities	727,852	671,577

Shareholders’ equity
Common stock	79,781	79,038
Paid-in capital	133,653	126,625
Retained earnings	307,353	263,646
Accumulated other comprehensive loss	(8,789)	(9,053)

Total shareholders’ equity	511,998	460,256

Total liabilities and shareholders’ equity	$1,239,850	$1,131,833

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2005	2004
Operating activities
Net income	$64,420	$60,500
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,252	14,884
Deferred income taxes	(3,930)	9,047
Provision for LIFO reserve	6,574	3,840
Provision for losses on accounts and notes receivable	6,960	1,155
Deferred direct response advertising costs	(4,594)	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(6,316)	7,656
Merchandise inventories	(9,896)	(55,247)
Accounts payable	45,200	8,076
Net change in other current assets and current liabilities	7,641	1,046
Other assets	1,229	1,478
Other liabilities	2,037	1,906
Other, net	6,797	4,313

Cash provided by operating activities	135,374	58,654

Investing activities
Additions to property and equipment	(30,166)	(13,253)
Additions to computer software	(3,641)	(4,941)
Acquisition of intangible assets	(6,201)	—
Net cash paid for acquisitions of businesses	(65,448)	(3,288)
Proceeds from sale of land	—	1,820
Other, net	65	312

Cash used for investing activities	(105,391)	(19,350)

Financing activities
Cash dividends paid	(20,713)	(17,322)
Proceeds from exercise of stock options	4,315	5,263
Increase in drafts payable	2,823	13,500
Other, net	(307)	(1,284)

Cash provided by (used for) financing activities	(13,882)	157

Net increase in cash and cash equivalents	16,101	39,461
Cash and cash equivalents at beginning of period	55,796	16,335

Cash and cash equivalents at end of period	$71,897	$55,796

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Operating results:
Revenue	$1,215,949	$1,201,971	$1,210,894	$1,193,600	$1,165,269

Gross margin	$130,781	$130,725	$128,768	$125,838	$119,558
Gross margin as a percent of revenue	10.8%	10.9%	10.6%	10.5%	10.3%

SG&A expense	$95,086	$95,393	$96,075	$93,952	$87,955
SG&A expense as a percent of revenue	7.8%	7.9%	7.9%	7.9%	7.5%

Operating earnings	$28,305	$31,071	$28,506	$29,550	$27,440
Operating earnings as a percent of revenue	2.3%	2.6%	2.4%	2.5%	2.4%

Net income	$15,738	$16,790	$15,973	$15,919	$15,353

Net income per common share - basic	$0.40	$0.42	$0.40	$0.40	$0.39

Net income per common share - diluted	$0.39	$0.42	$0.40	$0.40	$0.39

Accounts receivable:
Accounts and notes receivable, net	$353,102	$351,129	$345,155	$345,601	$344,642

Days sales outstanding	26.3	26.0	24.8	24.4	26.5

Inventory:
Merchandise inventories	$439,887	$418,489	$403,213	$403,919	$435,673

Average inventory turnover	10.0	10.3	10.7	10.3	9.6

Financing:
Long-term debt	$204,418	$205,197	$206,357	$205,537	$207,476

Stock information:
Cash dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.11

Stock price at quarter-end	$27.53	$29.35	$32.35	$27.15	$28.17